EXHIBIT 6.2

DISTRIBUTION SUPPORT AGREEMENT

THIS DISTRIBUTION SUPPORT AGREEMENT (this “Agreement”) dated as of [_________], 2015, by and between Fundrise, LP (“LP”) and Fundrise Real Estate Investment Trust, LLC (the “Company”).

WHEREAS, the Company has qualified for sale (the “Offering”) a maximum of $50,000,000 of its common shares (the “Shares”) pursuant to a Regulation A Offering Statement on Form 1-A under the Securities Act of 1933, as amended;

WHEREAS, the net proceeds of the Offering will be invested in a diversified portfolio of commercial real estate loans, commercial real estate and other select real estate-related assets;

WHEREAS, to provide additional funds to support the Company’s cash distributions to holders of the Shares (the “Shareholders”), the Company and LP desire to enter into this Agreement, pursuant to which LP shall purchase up to an aggregate of $1,000,000 in Shares in accordance with the terms set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms, when used herein, shall have the following meanings:

“AFFO” means the Company’s adjusted funds from operations as disclosed in the Company’s Periodic Report filed with respect to the applicable period.

“Affiliate” means with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day other a Saturday, a Sunday or a day on which banks are required or permitted to close in Washington, DC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” has the meaning set forth in the recitals.

“Distribution Shortfall” means with respect to any calendar quarter during the Term ending on or prior to December 31, 2017, the amount by which the Threshold Amount exceeds AFFO for such quarter or, in the event AFFO is negative, the amount of the Threshold Amount for such quarter.

“Fundrise Manager” means Fundrise Advisors, LLC.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Shareholders by the Issue Price, reduced by (i) any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares and (ii) any distribution amounts that constitute a “return of capital” for U.S. federal income tax purposes, including without limitation liquidating distributions made to Shareholders and net sale proceeds distributed to Shareholders as a result of the sale of one or more of the Company’s investments to the extent such distributions constitute a return of capital.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“Issue Price” means the gross price per Share the original purchasers of Shares paid to the Company for the Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Shares).

“LP” has the meaning set forth in the recitals.

“Offering” has the meaning set forth in the recitals.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of [_____], 2015, as amended from time to time.

“Purchase Price” means, as of any given date, the per share price payable in the Offering.

“Periodic Report” means the Company’s current report on Form 1-U, semi-annual report on Form 1-SA or annual report on Form 1-K, as applicable.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Internal Revenue Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Shares” has the meaning set forth in the recitals.

“Shareholders” has the meaning set forth in the recitals.

“Shareholders’ 15% Return” means, as of any date, an aggregate amount equal to a 15% cumulative, non-compounded, annual return on and of Invested Capital (calculated like simple interest on a daily basis based on a 365 day year). For purposes of calculating the Shareholders’ 15% Return, Invested Capital shall be determined for each day during the period for which the Shareholders’ 15% Return is being calculated.

“Threshold Amount” means an amount equal to the Shareholders’ 15% Return, prorated for such quarter.

“Term” has the meaning set forth in Section 4 hereof.

2. Share Purchase Commitment. In the event of a Distribution Shortfall for any calendar quarter during the Term, LP shall purchase Shares from the Company in an amount no less than the Distribution Shortfall; provided, however, that LP shall not be obligated to purchase Shares for any quarter in which AFFO for such quarter exceeds the Threshold Amount and further provided, that LP’s obligation to purchase Shares pursuant to this Agreement shall be limited to an aggregate of $1,000,000 in purchase amount. Any Shares purchased by LP pursuant to this Section 2 shall be purchased pursuant to the Offering and at the Purchase Price in effect as of the date of purchase of the Shares.

3. Procedure for Purchase of Shares.

(a) In the event of a Distribution Shortfall, the Company shall deliver to LP a written notice within ten (10) Business Days following the Company’s filing with the SEC of its Periodic Report that discloses the Company’s AFFO for such calendar quarter specifying the number of Shares to be purchased by LP pursuant to Section 2 above and the Company’s calculation of the Distribution Shortfall.

(b) On the fifth Business Day following the delivery of such notice (the “Issue Date”), the Company shall issue to LP the Shares being sold against LP’s delivery of an executed subscription agreement for the Offering and payment of the purchase price for such Shares by wire transfer of immediately available funds.

4. Term. This Agreement shall be in effect until the earlier of (a) December 31, 2017; (b) the date on which LP has purchased an aggregate amount of Shares pursuant to this Agreement equal to $1,000,000; or (c) the date upon which neither Fundrise Manager nor another Affiliate of LP is serving as the Company’s Manager (as such term is defined in Operating Agreement) with responsibility for the Company’s day-to-day operations (the “Term”).

6. Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to LP at the address set forth below:

Fundrise, LP
1519 Connecticut Ave., Suite 200
Washington, DC 20036

or to such other address as LP may designate to the Company in writing. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

7. Voting Agreement. LP agrees, and shall cause any of its Affiliates to whom it may transfer Shares to agree on behalf of itself and to require any subsequent transferees that are Affiliates to agree that, with respect to any Shares purchased pursuant to this Agreement, it will not vote or consent on matters submitted to the Shareholders, including without limitation, the removal of Fundrise Manager or any of its Affiliates as the Company’s Manager (as such term is defined in the Operating Agreement). This voting restriction shall survive until such time that Fundrise Manager or any of its Affiliates is no longer serving as the Company’s Manager.

8. Assignment; Third Party Beneficiaries. This Agreement may not be assigned by either party; provided, however, that LP may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve LP of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to conflict of law provisions.

10. Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

11. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FUNDRISE REAL ESTATE INVESTMENT TRUST, LLC

By:	Fundrise Advisors, LLC
Title:	Manager

By:
Name:	Benjamin Miller
Title:	Chief Executive Officer

FUNDRISE, LP

By:	Fundrise GP I, L.L.C.
Title:	General Partner

By:	Fundrise Management, L.L.C.
Title:	Member

By:	Rise Companies Corp.
Title:	Member

By:
Name:	Benjamin Miller
Title:	Chief Executive Officer